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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-71743 relating to 5,300,000 shares of Common Stock of ProVantage Health Services, Inc. (formerly ProVantage, Inc.) on Form S-1 of our report dated March 12, 1999, June 21, 1999, as to Note K (which expresses an unqualified opinion and includes an explanatory paragraph related to the restatement as described in Note K), appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated March 12, 1999 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin

June 21, 1999